Exhibit (n)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Business Development Corporation of America:

We consent to the use of our report dated March 16, 2017, with respect to the consolidated financial statements, included herein and to the references to our firm under the headings “Senior Securities” and “Independent Registered Public Accounting Firm” in the registration statement on Form N-2.

/s/KPMG

New York, New York

March 23, 2017